Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of QR Energy, LP of our reports dated March 15, 2012, except for Note 18 as to which the date is June 1, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of QR Energy LP and May 4, 2011 relating to the consolidated financial statements of QA Holdings LP, which appear in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 1, 2012